2nd Amended and Restated Appendix A

to the

INVESTMENT ADVISORY AGREEMENT

BETWEEN

INVESTMENT MANAGERS SERIES TRUST II

AND

Vivaldi Asset Management, LLC

Fund/Class	Advisor Fee	Effective Date

Vivaldi Merger Arbitrage Fund	1.25%	10/01/2015
Vivaldi Multi-Strategy Fund	1.60%	12/16/2016
WV Concentrated Equities Fund	0.85%	04/28/2017

Amended and approved by the Board on April 27, 2017.

Agreed and accepted this 27th day of April, 2017.

INVESTMENT MANAGERS SERIES TRUST II		Vivaldi Asset Management, LLC

By:	/s/ Rita Dam	By:	/s/ Chad Eisenberg

Print Name:	Rita Dam	Print Name:	Chad Eisenberg

Title:	Treasurer	Title:	COO